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                                                                    Exhibit 99.1



                Amendment No. 1 to Agreement and Plan of Merger


          This Amendment No. 1 dated as of July 24, 1997 to Agreement and Plan of Merger dated as of February 10, 1997 (the "Merger Agreement"), among MEDIQ INCORPORATED (the "Acquiror"), PRN MERGER CORPORATION ("Sub") and UNIVERSAL HOSPITAL SERVICES, INC. ("the Company").

          WHEREAS, the Acquiror, Sub and the Company desire to amend the Merger Agreement upon the terms set forth below in order to provide additional time to resolve or defend against any objections of the Federal Trade Commission ("FTC") to the proposed transaction.

          NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

          1. Section 8.1(c) of the Merger Agreement is hereby amended to read in its entirety as follows:

               "(c) by either the Acquiror of the Company if the Merger shall not have been consummated on or before October 31, 1997 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement); or"

          2. The following new Section 8.3 is hereby added to the Merger Agreement immediately after Section 8.2:

               "Section 8.3.  Additional Termination Right.
          Notwithstanding anything to the contrary in this Agreement, in the event that the FTC shall file with any United States District Court (the "District Court") a motion for a preliminary injunction with respect to the Merger (i) the Acquiror and the Company shall each have the right to terminate this Agreement, by written notice to the other, at any time during the period commencing upon the issuance by the District Court of a preliminary injunction pursuant to such motion and ending at 11:59 p.m. (Eastern time) on the fifth business day following the day on which the written ruling of the District Court with respect to such preliminary injunction is first filed with the Clerk of Court, and (ii) neither the Acquiror nor the Company shall be under any obligation to effect the Merger prior to the expiration of the termination right set forth in clause (i) of this Section 8.3."
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          3.   Except as amended hereby (and in the waiver letters of the parties dated March 28, 1997, July 11, 1997 and July 24, 1997), the Merger Agreement shall remain in full force and effect in accordance with its terms.

          WHEREAS, the Acquiror, Sub and Company have caused this Amendment to be signed by the respective officers thereunto duly authorized as of the date first above written.

                                    MEDIQ INCORPORATED


                                    By:     /s/ Thomas E. Carroll
                                         -----------------------------------



                                    UNIVERSAL HOSPITAL SERVICES, INC.


                                    By:     /s/ Thomas A. Minner
                                         -----------------------------------



                                    PRN MERGER CORPORATION


                                    By:     /s/ Thomas E. Carroll
                                         -----------------------------------